September 7, 2007

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4 of Conihasset Capital Partners, Inc.’s Form 8-K dated September 7, 2007, and have the following comments:

1.	We agree with the statements made in the four paragraphs under the heading “Previous Independent Registered Public Accounting Firm” .

2.	We have no basis on which to agree or disagree with the statements made in the paragraph under the heading “New Independent Registered Public Accounting Firm” .

Yours truly,

/s/Friedman LLP

East Hanover, New Jersey